Exhibit 4.8.3

MORTGAGE , ASSIGNMENT OF LEASES,

SECURITY AGREEMENT

AND FIXTURE FILING FINANCING STATEMENT

THIS MORTGAGE, ASSIGNMENT OF LEASES, SECURITY AGREEMENT AND FIXTURE FILING FINANCING STATEMENT made this 27 day of March, 2009, by MGP INGREDIENTS, INC., a Kansas corporation, whose address is c/o Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 (the “Mortgagor”), to the CLOUD L. CRAY, JR. TRUST under agreement dated October 25, 1983, whose address is 20045 266th Road, Atchison, Kansas 66002 (the “Mortgagee”).

1.             Granting of Property.  Mortgagor, for and in consideration of the debt and trust hereinafter described and created, and of Ten Dollars and No Cents ($10.00) paid to Mortgagor by Mortgagee, the receipt of which is hereby acknowledged, hereby GRANTS, BARGAINS, REMISES, RELEASES, SELLS, CONVEYS and CONFIRMS to Mortgagee, its successors and assigns forever, all of Mortgagor’s estate, right, title and interest in, to and under, and grants to Mortgagee a security interest in, any and all of the following described property which is (except where the context otherwise requires) herein collectively called the “Property”, whether now owned or held or hereafter acquired, such term also referring to any part or parcel hereof:

(a)           all of the real estate and property legally described in Exhibit “A” attached hereto and by this reference made a part hereof (hereinafter called the “Real Estate”); and

(b)           all right, title and interest of Mortgagor, including any after-acquired title or reversion, in and to the beds of the ways, streets, avenues and alleys adjoining the Real Estate and in and to any strips, gaps or gores adjoining the Real Estate on all sides thereof; and

(c)           all of the tenements, hereditaments, easements, appurtenances, passages, waters, water rights, water courses, riparian rights and other rights, liberties and privileges thereof now or hereafter appertaining to the Real Estate, including any homestead or other claim at law or in equity, any after-acquired title, franchises, licenses, and any reversions and remainders thereof; and

(d)           Mortgagor’s interest in all buildings and improvements of every kind and description now or hereafter erected or placed on the Real Estate (the “Improvements”); all materials intended for construction, reconstruction, alterations and repairs of the Improvements (whether stored or located on site or stored off site), all of which materials shall be deemed to be included within the Property hereby conveyed immediately upon the delivery thereof to the Real Estate; all fixtures and articles of personal property now or hereafter owned by Mortgagor and attached to or used in connection with Real Estate and Improvements (and the lessee’s interest in any personal property leased by Mortgagor from third parties), including but not limited to all furniture and furnishings, apparatus, machinery, motors, elevators, fittings, radiators, gas ranges, mechanical refrigerators, awnings, shades, screens, office equipment, blinds, carpeting and other furnishings, and all plumbing, heating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning, central energy and sprinkler equipment and fixtures and appurtenances thereto; and all renewals or replacements of any of the foregoing, whether or not the same are or shall be attached to the Improvements; except that the foregoing shall not include any trade fixtures, personal property or moveable equipment owned by tenants occupying any part of the Property.  All of such personal property to be deemed to be real property and be a part of the realty.   This Mortgage is hereby deemed to be as well a security agreement as well as a mortgage for the purpose of creating hereby a security interest in the personal property securing the Indebtedness (hereafter defined in Section 3) for the benefit of the Mortgagee; and

(e)           all of the rents, issues, proceeds and profits accruing or to accrue from the Real Estate or arising from the use or enjoyment of all or any portion thereof or from any lease or agreement pertaining thereto; and all right, title and interest of Mortgagor in and to all leases of the Real Estate now or hereafter existing; including without limitation all deposits made thereunder to secure performance by the tenants of their obligations thereunder; and

(f)            all goodwill, trademarks, trade names, option rights, purchase contracts, books and records and general intangibles of Mortgagor relating to the Real Estate or the Improvements including, without limitation, all rights of Mortgagor under or with respect to all accounts, contract rights, instruments, chattel paper and other rights of Mortgagor for payment of money for property sold, rented or lent, for services rendered, for money lent, or advances or deposits made, and any other intangible property of Mortgagor related to the Real Estate or the Improvements; and

(g)           all rights, including all copyrights, of Mortgagor to plans and specifications, designs, drawings and other matters prepared for any construction on or renovation or alteration of the Real Estate and Improvements; and

(h)           all proceeds (including claims or demands thereto) of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including without limitation all proceeds of insurance (including unearned premiums) and condemnation awards including interest thereon, subject, however, to liens securing that certain Credit Agreement dated as of May 5, 2008 (as amended from time to time), by and among Mortgagor, commerce Bank, N.A., as Agent, Issuing Bank and Swingline Lender, and the financial institutions party thereto, including that certain mortgage dated September 3, 2008 and recorded September 8, 2008 from Mortgagor to Commerce Bank, N.A., recorded under recording no. 200800019473.

2.             Security for Promissory Note; Indebtedness.  This Mortgage secures the payment of (a) the Subordinated Secured Promissory Note (“Note”) from Mortgagor to Mortgagee, dated this same date, in the original principal amount of Two Million and No/100 Dollars ($2,000,000.00); (b) all indebtedness and obligations arising under the provisions of this Mortgage; (c) all indebtedness and obligations arising pursuant to and any and all other agreements or assignments securing the Note (hereinafter collectively the “Loan Documents”); (d) all indebtedness and obligations arising pursuant to any instrument evidencing the advance of additional sums at Mortgagee’s sole option, by Mortgagee to Mortgagor; (e) any and all renewals or extensions of any such item of indebtedness or obligation or any part thereof; (f) any future advances which may be made by Mortgagee to Mortgagor, whether made to protect the security or otherwise, and whether or not evidenced by additional promissory note or other evidences of indebtedness (but nothing in this Mortgage shall be interpreted to require Mortgagee to make any future advances); and (g) all interest due on all of the same (all of the above are hereinafter collectively the “Indebtedness”, which term shall also include any part or portion thereof).  Nothing in this Mortgage shall be construed to obligate Mortgagee to make any renewals or additional loans or advances.

3.             Warranty of Title.  Mortgagor warrants to Mortgagee good title to the Property and warrants and agrees that the same is free from all liens except as set forth in Section 1 above; that Mortgagor has good and legal right, power and authority to so convey the Property to Mortgagee; that Mortgagor and its successors in interest will forever warrant and defend the title of the Property as represented above and the estate and priority of this Mortgage against the lawful claims and demands of all persons whomsoever claiming through Mortgagor; and that Mortgagor will execute, acknowledge and deliver all and every such further assurances to the Mortgagee of the title to all the Property.  All of these covenants shall run with the land.

4.             Payment of the Note and Indebtedness.  Mortgagor agrees to pay promptly the principal of and all interest on the Note and other Indebtedness at the times and in the manner provided in the Note and the other Loan Documents.

5.             Maintenance and Repairs; Compliance With Laws.

(a)           Mortgagor shall (i) not permit, commit or suffer to exist any waste, impairment or deterioration of the Property (except normal wear and tear); (ii) keep and maintain the Property and every part thereof and the fixtures, machinery and appurtenances in working condition; (iii) effect such repairs and make all needed and proper replacements so that the Improvements, fixtures, equipment, goods, machinery and appurtenances will at all times be in working condition; (iv) make such repairs as Mortgagee may reasonably require so that the Property is in working condition; (v) fully comply with all statutes, laws, ordinances, regulations, requirements, orders or decrees relating to Property enacted or imposed by any federal, state or municipal authority, including courts and administrative agencies of competent jurisdiction; (vi) observe and fully comply with all conditions and requirements necessary to preserve and extend any and all rights, licenses, permits (including but not limited to zoning variances, special exceptions and nonconforming uses), privileges, franchises and concessions which are applicable to the Property or which have been granted to or contracted for by Mortgagor in connection with any existing or presently contemplated use of the Property; and (vii) permit Mortgagee or its agents, at all reasonable times, to enter upon and inspect the Property, subject to the rights of tenants.

(b)           Mortgagee shall have the right, at any time and from time to time, to engage an independent party to determine whether the Property is being maintained so that it is in working condition.  If the maintenance is determined to be inadequate, such party shall determine the estimated cost of such repairs and replacements as are necessary to place the Property in working condition, and Mortgagor shall promptly perform the repairs and replacements.  Mortgagor acknowledges that upon such a determination the security of this Mortgage will be impaired to the extent of the estimated cost of such repairs and replacements.  In such event, Mortgagor shall also reimburse Mortgagee for the reasonable costs of such inspection, and the same shall be a part of the Indebtedness secured hereby.  If the independent party determines the Property is in working condition, then the inspection shall be at Mortgagee’s expense.

6.             Taxes.  Mortgagor agrees to:

(a)           pay, before delinquency and before any penalty for nonpayment attaches thereto, all taxes, assessments, water rates, sewer rentals and other governmental, municipal or public dues, charges, fines or impositions which are or may be levied against the Property or any part thereof; to deliver to Mortgagee, at least ten (10) days before delinquency, receipted bills evidencing payment therefor; or to pay, in full, under protest and in the manner provided by statute, any tax, assessment, rate, rental, charge, fine or imposition which Mortgagor may desire to contest; and

(b)           if the state where the Property is located enacts any law imposing in any manner a tax upon this Mortgage, Mortgagor shall immediately pay the Indebtedness in full, except that this provision will not apply in the event Mortgagor lawfully pays in full any such tax or assessment; and

(c)           keep the Property free from statutory liens of every kind.

7.             Casualty Insurance.

(a)           Mortgagor agrees to keep the Improvements insured against loss or damage by, or abatement of rental income resulting from, fire and such other hazards, casualties and contingencies (including, but not limited to, vandalism, malicious mischief and so-called “all risk” coverage, if available at a reasonable premium) in such amounts as may reasonably be required by Mortgagee.  Mortgagor will pay promptly when due any premiums on such insurance.  All such insurance shall be carried with companies approved by Mortgagor and lawfully operating in the state where the Property is located.  The policies and renewals thereof or certificates respecting such policies and renewals shall be deposited with and held by Mortgagee, shall evidence full payment of the premiums therefor, and shall (i) name Mortgagee as an additional insured, with a separation of insureds clause, sometimes also called a “severability of insureds” or “cross liability” clause; and shall include (ii) an agreed amount endorsement; (iii) a replacement cost endorsement; (iv) an inflation guard endorsement; and (v) a standard waiver of subrogation endorsement, if available, all in form acceptable to Mortgagee.  Mortgagor shall not carry separate insurance, concurrent in kind or form and contributing in the event of loss with any insurance required hereunder, unless Mortgagee is included as a mortgagee thereunder pursuant to the type of clause described in clause (i) above.  All policies shall provide for at least thirty (30) days’ advance written notice to Mortgagee prior to any cancellation or material modification thereof.

(b)           In the event of a change in ownership of or occupancy of the Property (except for ordinary changes in tenant occupancy), Mortgagor shall immediately deliver notice by mail to all insurers.

(c)           In the event of a loss to the Property exceeding $500,000 in damage amount, Mortgagor will give immediate notice to Mortgagee, whereupon Mortgagee may at its option assume the right to settle and adjust any such claim under such policies without consent of Mortgagor (although Mortgagee will endeavor to contact Mortgagor and obtain Mortgagor’s consent to any such settlement or adjustment).  Mortgagee shall notify Mortgagor of whether it elects to take action within twenty (20) days after Mortgagee receives Mortgagor’s notice.  If Mortgagee sends Mortgagor no such notification, then Mortgagor shall be allowed to adjust the loss itself, with Mortgagee reserving the later right to take over the process if it so elects.  After deducting all costs of collection, the proceeds of any insurance shall be applied, at the option of Mortgagee, as follows: (i) as a credit upon any portion of the Indebtedness, as selected by Mortgagee; or (ii) to restoring the Improvements, at the direction of Mortgagor.  If Mortgagor is not then in default under any of the Loan Documents, Mortgagee shall allow the proceeds to be applied as specified in alternative (ii) of the above sentence, with any excess proceeds remaining after restoration of the Improvements to be applied as specified in alternative (i).

(d)           In the event Mortgagee elects to allow insurance proceeds to be disbursed for restoration of the Improvements (or such disbursement is required above), the insurance proceeds shall be paid to Mortgagee for Mortgagee to hold and disburse in accordance with this Section.  Mortgagor shall provide Mortgagee with a good faith estimate by a third party of the costs of completing the work.  If the estimated cost of completing the work exceeds the amount of insurance proceeds, then Mortgagor shall deposit with Mortgagee additional funds from Mortgagor or other sources which shall be sufficient to make up the difference.  The insurance proceeds shall be disbursed by Mortgagee from time to time upon the Mortgagee being furnished with (i) satisfactory evidence that the insurance proceeds, together with any additional funds which may be provided by Mortgagor, continue to constitute sufficient amounts to fully pay the estimated costs of completion of such work; and (ii) such architect’s certificates, waivers of lien, contractor’ s sworn statements and such other evidences of costs and of payment as the Mortgagee may reasonably require and approve.  Mortgagee may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by the Mortgagee prior to commencement of work.  No payment made prior to the final completion of the work shall exceed ninety percent (90%) of the cost of the work performed.  Funds other than proceeds of insurance shall be disbursed prior to disbursement of insurance proceeds.  Any insurance proceeds and other funds paid over to the Mortgagee to be applied to the work shall be invested for the account of the Mortgagor, in an interest bearing account with Mortgagee (or another account or which shall be mutually satisfactory to both Mortgagee and Mortgagor), and the interest earned on such account or instrument shall be held in such account and applied in the same manner as the principal.

(e)           In the event of a foreclosure of this Mortgage or other transfer of title to the Property extinguishing the Indebtedness or the lien of this Mortgage, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to and are hereby assigned by Mortgagor to the purchaser or grantee.

8.             Public Liability Insurance.  Mortgagor agrees to carry and maintain liability and indemnity insurance, including without limitation water damage insurance and the so-called assumed and contractual liability coverage, in forms, in such amounts and with such insurers as may be reasonably required from time to time by Mortgagee.  Certificates of such insurance, evidencing full payment of the premiums, shall be deposited with Mortgagee and shall contain provisions for thirty (30) days’ written notice to Mortgagee prior to any cancellation or modification of the policies.

9.             Alterations, Removal and Demolition.  No Improvements shall be altered, except in the ordinary course of business, or removed or demolished and no fixtures, equipment or appliances on, in or about the Improvements having an aggregate value in excess of $50,000 shall be shall severed or removed, except in the ordinary course of business, or sold or mortgaged, without the prior written consent of Mortgagee, which shall not be unreasonably withheld.  In the event all or any part of the fixtures, appliances equipment or other goods are demolished or destroyed, Mortgagor shall promptly replace the same with similar fixtures and appliances at least equal in quality and condition to those replaced, free from any security interest in or any encumbrance thereon or reservation of title thereto except as noted in paragraph 1 (however, if any such items were originally leased or encumbered, the replacements may be so leased or encumbered).

10.           Mechanic’s Liens.

(a)           Mortgagor will keep the Property free from any mechanic’s liens, other statutory liens or claims, and any other claims of all persons supplying labor or materials which enter into the construction, alteration, repair or replacement of any and all Improvements.

(a)           Notwithstanding the above provisions, Mortgagor shall have the right to contest any such lien or claim of any person supplying such labor or materials.  However, within thirty (30) days after the filing of any mechanic’s lien or other statutory claim which Mortgagor may desire to contest, Mortgagor shall furnish Mortgagee with cash, a bond (in statutory form or such other form as Mortgagee may find reasonably satisfactory), an irrevocable unconditional letter of credit in favor of Mortgagee, or other security as Mortgagee may find reasonably satisfactory, in an amount equal to one and one half times the amount of such lien.  Mortgagee may also require an endorsement to its mortgagee policy of title insurance insuring over such lien.  Any such contest shall not otherwise create or result in a failure on the part of Mortgagor to comply with the terms, provisions and conditions hereof.

(b)           Mortgagor shall in any event, including under the circumstances described in the above subsection, pay in full any such mechanic’s lien or other statutory lien or claim prior to any foreclosure of the same or other event which would jeopardize Mortgagor ‘s title to the Property or the lien of this Mortgage.

11.           Documentary Stamps.  If at any time the United States government, or any other governmental authority, requires internal revenue or other documentary stamps hereon or on the Note or any of the other Loan Documents, or requires payment of an interest equalization tax upon all or any part of the Indebtedness, then the Indebtedness shall be and become due and payable at the election of Mortgagee ninety (90) days after Mortgagee mails a notice of such election to Mortgagor.  However, Mortgagee shall have no such election and the Note and this Mortgage shall remain in effect if Mortgagor lawfully may pay for such stamps or such tax and does in fact pay such tax when the same is due and payable.  Mortgagor further agrees to deliver to Mortgagee, at any time upon written demand, evidence of citizenship and such other evidence as may be required by any government agency having jurisdiction, in order to determine whether the obligation secured hereby is subject to or exempt from any such tax.

12.           Indemnification of Mortgagee Against Costs.  Mortgagor agrees to save Mortgagee harmless from all costs and expenses, including reasonable attorneys’ fees and expenses and all costs of a title search and preparation of a survey, incurred by reason of any action, suit, proceeding, hearing, motion or application before any court or administrative body (including an action to foreclose or to collect the Indebtedness) in and to which Mortgagee may be or become a party by reason of this Mortgage, including but not limited to condemnation, bankruptcy, probate and administration proceedings, as well as any other of the foregoing in which a proof of claim is by law required to be filed or in which it becomes necessary to defend or uphold the terms of this Mortgage.  All funds paid or expended by Mortgagee in that regard, together with interest thereon from date of such payment at the rate set forth in the Note, shall be a part of the Indebtedness and shall upon notice to Mortgagor be immediately due and payable by Mortgagor to the Mortgagee.  Any amounts not paid within ten (10) days after a statement therefor has been sent to Mortgagor, shall earn interest at the Default Rate stated in the Note, until the same is paid.

13.           Eminent Domain.

(a)           All compensation, proceeds and awards paid to or received by Mortgagor in any taking by eminent domain or conveyance in lieu thereof that may affect all or any part of or interest in the Property (whether permanently or temporarily), including severance and consequential damages and damages from a change in the grade of any street, are hereby assigned to Mortgagee subject to the terms hereof.  Mortgagor hereby appoints Mortgagee as its attorney-in-fact, coupled with an interest, to collect and receive the proceeds thereof and to give proper receipts therefor.  Mortgagor authorizes and empowers Mortgagee, as such attorney-in-fact, at Mortgagee’s option, on behalf of Mortgagor (notwithstanding the fact that the Indebtedness may not then be due and payable or that the Indebtedness is otherwise adequately secured), to adjust or join with Mortgagor in adjusting or compromising the claim for any such compensation, proceeds or awards.  After deducting all costs of collection, such compensation, proceeds and awards shall be applied, at the option of Mortgagee, as follows:  (i) as a credit upon any portion of the Indebtedness, as selected by Mortgagee; or (ii) to restoring the Improvements, at the direction of Mortgagor.  If Mortgagor is not then in default under any of the Loan Documents, Mortgagee shall allow the proceeds to be applied as specified in alternative (ii) of the above sentence, with any excess proceeds remaining after restoration of the Improvements to be applied as specified in alternative (i).

(b)           In the event Mortgagee elects not to apply such compensation, proceeds or awards to the Indebtedness (or such application is not permitted above), Mortgagee shall release any such amounts in the same manner and under the same conditions as are specified above for the disbursement of insurance proceeds received in the event of casualty loss to the Property.

(c)           Mortgagor agrees to give Mortgagee immediate notice of the actual or threatened commencement of any such eminent domain proceeding, and agrees to promptly send to Mortgagee copies of any and all papers served or received by Mortgagor in connection with any such proceedings.  Mortgagor also agrees to make, execute and deliver to Mortgagee at any time or times, upon request, free, clear and discharged of any encumbrance of any kind whatsoever, any and all further assignments and/or other instruments which are deemed necessary by Mortgagee for the purpose of validly and sufficiently assigning to Mortgagee all such compensation, proceeds and awards to Mortgagee.

14.           Advances by Mortgagee to Protect Security.

(a)           Upon default by Mortgagor in performance of any of the terms, covenants or conditions in this Mortgage, or upon a default of any party obligated under the Note or other Loan Documents in the performance of any terms, covenants or conditions in such documents, Mortgagee may, at its option and whether or not it elects to declare the Indebtedness due and payable, pay such amounts and take such actions as Mortgagee may deem necessary or appropriate to cure the default or protect the value of the security for the Note.  Mortgagee may take such actions and make such payments without the same being a waiver of any other remedy.  In connection with any such advance, Mortgagee, at its option, may and is hereby authorized to obtain a report of title prepared by a title insurance company, the cost of which shall be paid by Mortgagor upon demand.  Any amounts so paid by Mortgagee, all costs incurred by Mortgagee under the authorizations contained in this Section, and any other costs, charges or expenses incurred by Mortgagee in the protection of the Property, with interest at the Default Rate stated in the Note, shall be payable by Mortgagor to Mortgagee upon notice, and shall be additional Indebtedness secured by this Mortgage.

(b)           In making any payment authorized above relating to taxes, assessments, water rates, sewer rentals and other governmental or municipal charges, fines, impositions or liens, Mortgagee may rely upon any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of the bill, statement or estimate, and without inquiring into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  Mortgagee, in making such a payment relating to any apparent or threatened adverse title, lien, statement of lien, encumbrance, claim or charge, shall be the sole judge of the legality or validity of same.

(c)           Notwithstanding the above provisions, in the event that Mortgagee wishes to pay under authority of this Section, any lien, charge or other such amount, Mortgagee shall give to Mortgagor at least ten (10) days’ notice prior to making any such advances, except in the case of emergency or where the prior conduct of Mortgagor indicates that there is not a reasonable possibility that Mortgagor would respond to the notice.   If Mortgagor, after receiving such notice, (i) advises Mortgagee in writing within five (5) days after the date of the notice of Mortgagor’s intent to contest its obligation to pay the liens, charges or other amounts which Mortgagee proposes to pay; and (ii) Mortgagor furnishes Mortgagee with cash, a bond, an irrevocable unconditional letter of credit or other security satisfactory to Mortgagee in an amount equal to one and one-half times the amount of such contested lien or charge, then in such event Mortgagee shall not advance payment of such contested amounts.  In any event, if Mortgagor contests the payment of such amounts, the amounts shall be paid prior to any foreclosure of the lien or charge and prior to any other event which would jeopardize Mortgagor’s title to the Property or the lien of this Mortgage.

15.           Mortgage Subordinate at Option of Mortgagee.  At the sole option of Mortgagee, this Mortgage shall become subject and subordinate, in whole or in part, to any or all leases of all or any part of the Property, upon the execution and recording by Mortgagee of a unilateral declaration to that effect.  The subordination shall apply only with respect to the leases specifically described by Mortgagee, shall not apply to other interests in the Property, and specifically shall not apply to the priority of this Mortgage over or any judgment liens, mechanic’s liens, tax liens or other liens or charges affecting the Property after the date hereof.  In addition, the subordination to such leases shall in no manner apply with respect to Mortgagee’s entitlement to any insurance proceeds or any payments, awards or compensation made in any eminent domain or condemnation proceedings or any payment received as a result of a conveyance in lieu of condemnation.

16.           Proceeds Subrogated.  If any Indebtedness advanced by Mortgagee to Mortgagor is used, directly or indirectly, to pay off, discharge or satisfy, in whole or in part, any prior lien or encumbrance upon the Property or any part thereof, then Mortgagee shall be subrogated to any security held by the holder of such other lien or encumbrance, notwithstanding any release of the same from the public records.

17.           Partial Releases by Mortgagee.  Mortgagee, without notice to Mortgagor, without regard to the consideration, if any, paid therefor, and notwithstanding the existence at that time of any inferior deeds of trust or other liens on the Property, may release any part of the Property or other security described in the Loan Documents and may release any person liable for any Indebtedness without in any way affecting the priority of this Mortgage, to the full extent of the remaining Indebtedness, on the remainder of the Property.  Mortgagee may also agree with any party obligated for the Indebtedness or having any interest in the Property or other security for the Indebtedness to extend the time for payment of any part or all of the Indebtedness or to modify the terms for the payment thereof, or take additional security for the payment of the

Indebtedness.  No such action or agreement will release or impair the lien or effect of this Mortgage or bar Mortgagee from exercising any right, power or privilege granted in this Mortgage or in any of the other Loan Documents, in the event of any default or any subsequent default.

18.           Usury.  Nothing contained in this Mortgage or the other Loan Documents shall be construed or shall so operate either presently or prospectively to require Mortgagor to pay interest at a rate greater than the rate which is now lawful for transactions of this kind in the state identified on the first page, or require Mortgagor to make any payment or do any act contrary to law.  If the interest rate exceeds any applicable law relating to interest, then this Mortgage and the Loan Documents shall be interpreted and construed to require payment of interest only to the extent of such maximum lawful rate, not to exceed the rate set forth in the Note or in this Mortgage, where applicable.

19.           Actions and Proceedings.  Mortgagee shall have the right (but not the obligation) to appear in and defend any proceeding or action with respect to the Property, and to bring any action or proceeding respecting the Property as Mortgagee reasonably deems advisable, either in its own name or in the name of and on behalf of Mortgagor.

20.           Sale of Property

(a)           Mortgagor understands that Mortgagee, in making the loan evidenced by the Note, is relying to a material extent upon the business expertise and net worth of Mortgagor and upon its continuing interest in the Property.   Accordingly, Mortgagor shall not , without Mortgagee’s prior written consent (which Mortgagee may withhold in its sole and unfettered discretion), either directly or indirectly, voluntarily or involuntarily:

(i)            sell, assign, transfer, convey, or dispose of the Property, by installment sale contract or otherwise, or grant any option for the purchase of the Property or any part thereof;

(ii)           lease the Property, other than individual tenant leases granted in the ordinary course of business, or lease the Property (whether or not in the ordinary course of business) with an option to purchase;

(iv)          further encumber the Property, voluntarily or involuntarily, or by operation of law, or allow to exist against the Property any lien, mortgage, deed of trust, or other financial encumbrance; or

(i)            create or allow the creation of any lien or security interest in any personal property, fixtures or equipment included within the Property, except as referred to in paragraph 1.

(b)           Any action described in the above subsection shall be an Event of Default hereunder (as hereafter defined), for which Mortgagee will be entitled to its remedies for default,

as provided herein.  The word “Property” as used herein shall have the full meaning earlier given, and specifically shall include any parts or portions of the Property.

(c)           Whether or not Mortgagee’s consent has been obtained, Mortgagor shall give immediate written notice to Mortgagee of any conveyance, transfer or change of ownership of the Property or of any interest described in this Section.

21.           Notices.  Any notice required or permitted to be given hereunder must be in writing and given (a) by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; (b) by delivering the same in person to such party; (c) by transmitting a facsimile copy to the correct facsimile phone number of the intended recipient; or (d) by depositing the same into the custody of a nationally recognized overnight delivery service addressed to the party to be notified.  In the event of mailing, notices shall be deemed effective three (3) days after posting; in the event of overnight delivery, notices shall be deemed effective on the next business day following deposit with the delivery service; in the event of personal service or facsimile transmissions, notices shall be deemed effective when delivered.  For purposes of notice, the addresses of the parties shall be as set forth on the first page of this Mortgage.  From time to time either party may designate another or additional addresses for all purposes of this Mortgage by giving the other party no less than ten (10) days’ advance notice of such change of address in accordance with the notice provisions hereof.

22.           Assignment of Leases, Rents and Profits.

(a)           Subject to any prior liens of lenders referred to in paragraph 1, Mortgagor hereby assigns, transfers and conveys to Mortgagee, as primary security for repayment of the Note and satisfaction of Mortgagor’s obligations under the Loan Documents, all right, title and interest of Mortgagor in and to all leases affecting the Property, including any occupancy or residency agreements or assisted living or care agreements (all of the above are collectively the “Leases”) and all rents, income, receipts, revenues, issues and profits from or due or arising out of the Property.

(b)           Mortgagor (i) will not execute any further assignment of any of its right, title or interest in any Leases, rents, contracts and profits; (ii) will enforce the performance and observance of the substantial and material covenants and obligations of the tenants under any Leases; (iii) will not, except where Mortgagor is the landlord and the tenant is in default thereunder, terminate or consent to the cancellation or surrender of any Lease now existing or hereafter to be made (except that any such Lease may be cancelled if promptly after the cancellation Mortgagor as landlord enters into a new Lease with a new tenant having a credit standing, in the reasonable judgment of Mortgagee, at least equivalent to that of the tenant whose Lease was cancelled, on terms not less favorable to Mortgagor than those contained in the cancelled Lease); (iv) will not modify any such Lease where Mortgagor is the landlord to shorten the unexpired Lease term decrease the amount of the rent and other charges payable by the tenant thereunder; (v) will not accept prepayments of any installments of rent to become due under any of Leases in excess of one month, except prepayments in the nature of security for the performance of the lessees’ obligations thereunder; (vi) will not in any other manner impair the value of the Property or the security of this Mortgage; (vii) will observe and perform each and every term to be observed or performed by Mortgagor pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property; and (viii) will not permit any Lease to be subordinated to any deed of trust which is subordinate to this Mortgage.

23.           Restrictions and Other Private Property Interests.

(a)           Mortgagor represents and warrants that to the best of Mortgagor’s knowledge neither this Mortgage, the Property, nor the contemplated use of the Improvements, constitute a breach of, or a violation of, any covenants, conditions, easements or restrictions, whether of record or not, affecting or binding upon the Property, or alternatively that such breach or violation has been approved or waived by all parties required by law to so approve or waive such breach or violation.   Mortgagor covenants and agrees that it will take all action necessary to prevent any such breach or violation from hereafter occurring, and defend and indemnify Mortgagee from any consequences of such a breach or violation.

(b)           Mortgagor shall at all times faithfully and timely perform or cause to be performed all of the terms, covenants and conditions on Mortgagor’s part to be performed, which are contained in any restriction, agreement, easement, permit or other document affecting the Property.  Mortgagor covenants and agrees that it will not waive or modify any of the material terms of any of the restrictions, agreements, easements, permits or other instruments, or the rights or easements created thereby, or cancel or surrender same, or release or discharge any party thereunder or person bound thereby of or from terms, covenants or conditions thereof, or permit the release or discharge of any party thereunder, without the prior written consent of Mortgagee.  Mortgagor shall take all necessary action to enforce the performance of all of the obligations of the other parties to and the persons bound by such restrictions, agreements, easements, or permits, or other documents.

(c)           Mortgagor will promptly send to Mortgagee copies of all notices, advices, demands, requests, consents, statements, approvals, disapprovals, authorizations, determinations, satisfactions, waivers, designations, refusals, confirmations or denials which it shall give or receive under any of the aforesaid agreements, easements, permits and other documents.

24.           Changes in Zoning.  Mortgagor covenants not to initiate, join in, or consent to any change in any zoning ordinance, private restrictive covenants, or other public or private restriction changing, limiting or restricting the uses which may be made of the Property, without the prior written consent of Mortgagee in each instance, which consent shall not be unreasonably withheld if such change is not inconsistent with the current use of the Property and does not in Mortgagee’s sole judgment diminish the security for the Indebtedness.

25.           Covenants to Run With Land.  All covenants contained in this Mortgage shall run with the land until this Mortgage is released of record.

26.           Default and Remedies.

(a)           Each of the following occurrences shall be a default hereunder (an “Event of Default”):

(i)            Failure of Mortgagor to make any payment of interest or principal on the Note when the same is due, whether at maturity or by acceleration or otherwise.

(ii)           Failure of Mortgagor within ten (10) days after the date of a written notice from Mortgagee of such breach, to promptly and completely observe and perform each and every other obligation, covenant and agreement contained in the Note, in the Mortgage, or in any of the other Loan Documents.  If the breach is intrinsically incapable of being cured within such time, then in such case the breach shall constitute an Event of Default only if Mortgagor does not (1) commence actions to cure the breach within ten (10) days after the date of Mortgagee’s notice and (2) diligently pursue the cure to completion thereafter.  Nothing in the preceding sentence, however shall be interpreted to require Mortgagee to send a notice with regard to satisfaction by Mortgagor of any requirements set forth herein pertaining to insurance or taxes.

(iii)          Failure of Mortgagor to promptly and completely observe and perform all of the terms, covenants and conditions to be observed or performed by Mortgagor under any of the other Loan Documents beyond the applicable grace periods specified therein, if any.

(iv)          A trustee, receiver or liquidator of the Property or of Mortgagor is appointed by order of a court of competent jurisdiction and the appointment is not withdrawn or the party dismissed within thirty days of the date of the appointment.

(v)           The filing by any of the creditors of Mortgagor of a petition in bankruptcy against Mortgagor or for the reorganization of Mortgagor pursuant to the Federal Bankruptcy Code or any similar law, federal or state, and the same is not discharged within sixty (60) days after the date of filing thereof.

(vi)          Mortgagor takes or permits any of the following actions: (1) files a petition in bankruptcy or, for an arrangement, or for reorganization pursuant to the federal Bankruptcy Code or any similar law, federal or state; (2) files a petition or answer consenting to, or acquiescing in, a reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief, under any present or future statute, law or regulation; (3) is adjudicated as a bankrupt; (4) is determined to be insolvent by a decree of a court of competent jurisdiction; (5) makes an assignment for the benefit of creditors; (6) admits its inability to pay its debts generally as they become due; or (7) consents to the appointment of a receiver or receivers of all or any part of its assets.

(vii)         The granting or entry of a final judgment, order or decree for the payment of money against Mortgagor, and Mortgagor’s failure to stay or discharge the same or cause it to be stayed or discharged within thirty days after the date of a written notice from Mortgagee, if in the judgment of Mortgagee the granting or entry adversely affects Mortgagee’s security interest in the Property or Mortgagor’s ability to manage and operate the Property.

(viii)        The continuation of a default (after the expiration of any applicable grace period) under any security or loan document evidencing or securing any junior financing to which Mortgagee has previously given its consent.

(ix)           The continuation of a default (after the expiration of any applicable grace period) under any security or loan document evidencing or securing any senior financing to which Mortgagee has previously given its consent.

(b)           During any time an Event of Default exists, Mortgagor will pay to Mortgagee, upon written demand by Mortgagee, the entire principal of the Note then outstanding, and all accrued and unpaid interest thereon, and any other amounts payable hereunder or under any of the Loan Documents, and also interest at the default rate on the then unpaid principal of the Note and on all amounts Mortgagor is required to pay pursuant to any provision of this Mortgage or any of the Loan Documents.  In addition thereto, Mortgagor shall pay such further amounts as shall be sufficient to cover the reasonable costs and expenses of collection.  This shall include all amounts due under to 735 ILCS 5/15-1510 and 1512.  In the event Mortgagor fails to pay such amounts upon such demand, Mortgagee shall be entitled and empowered, subject to the limitations, if any, set forth herein, to institute such action or proceedings at law or in equity as may be necessary or desirable to Mortgagee for the collection of the amounts due, and may prosecute any such action or proceedings to judgment or final decree.  Mortgagee may enforce any such judgment or final decree against Mortgagor and collect, out of the property of Mortgagor wherever situated, as well as out of the Property in any manner provided by law, monies adjudged or decreed to be payable.

(c)           Mortgagee shall be entitled to recover judgment against Mortgagor before, after or during any proceedings for the foreclosure of this Mortgage, and the right of Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of Mortgagee’s remedies under this Mortgage. In case of proceedings against Mortgagor in insolvency or bankruptcy, or any proceedings for Mortgagor’s reorganization or involving the liquidation of Mortgagor’s assets, then Mortgagee shall be entitled to prove the whole amount of principal and interest due upon the Note and other Indebtedness to the full amount thereof, without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Property.  However, in no case shall Mortgagee receive from the aggregate amount of the proceeds of the sale of the Property and the proceeds of any other actions a greater amount than the amount of the Indebtedness due from Mortgagor, including all principal, interest, and reimbursements which constitute parts of the Indebtedness.

(d)           During all times during which an Event of Default exists, Lender shall have the following rights and remedies:

(i)            Lender may declare the entire principal amount of the Note then outstanding, together with accrued and unpaid interest thereon, and all other items of Indebtedness hereunder, to be due and payable immediately, even if the same are not then due and payable.

(ii)           Regardless of whether Lender accelerates the Indebtedness as authorized above, Lender in person or by agent may (1) enter upon, take possession of, manage and operate the Property; (2) make or enforce (or if the same be subject to modification or cancellation, modify or cancel) any or all of the Leases and Contracts (the capitalized terms as used in this Section shall have the same meanings as such terms are used in the Assignment of Leases, Rents and Profits recorded simultaneously herewith) upon such terms or conditions as Lender deems proper; (3) sign new Leases and Contracts in the name of Lender or Borrower, evict existing tenants, and fix or modify rents and payments under Contracts; (4) make repairs and alterations and do any acts which Lender deems proper to protect the security hereof; (5) without taking possession, in its own name or in the name of Borrower, sue for or otherwise collect and receive the Rents and Profits, including those past due and unpaid.  During the time of Lender’s actions as permitted herein, Lender shall collect the Rents and Profits of the Property and apply the same, less the costs and expenses of operation and collection (including reasonable attorneys’ fees and expenses), to the Indebtedness, in such order as Lender may determine.

(iii)          Upon request of Lender, Borrower shall assemble and make available to Lender at the Real Estate any of the Property which has been removed from the Real Estate.  The entering upon and taking possession of the Property, the collection of any Rents and Profits, and the application of the same as provided herein, shall not operate to cure or waive any default previously or subsequently occurring, or affect any notice of default delivered by Lender hereunder, or invalidate any act done pursuant to any such notice.

(iv)          Notwithstanding possession of the Property by Lender or a receiver, and the collection, receipt and application of Rents and Profits as described above, Lender shall be entitled to exercise every right contained in this Mortgage or by law upon or after the occurrence of a default.  Any of the actions described herein may be taken by Lender either in person or by agent, with or without bringing any action, and may be taken regardless of whether any notice of default or election to sell has been given hereunder, and without regard to the adequacy of the security for the Indebtedness.

(v)           Lender shall be entitled to the appointment of a receiver by a court having jurisdiction, who shall be entitled without notice to take possession of and protect the Property, operate the same, collect the Rents and Profits therefrom, and otherwise exercise any rights or authority granted to Lender in this Mortgage.  Lender’s right to the appointment of a receiver shall continue regardless of the value of the Property as security for the Indebtedness or the solvency of any person or corporation liable for the payment of such amount, and shall exist to the full extent provided by law.  Notwithstanding the appointment of any receiver, liquidator or trustee for Borrower, or of any of its property, or of the Property, Lender shall be entitled to retain possession and control of all Property now or hereafter held under this Mortgage, including, but not limited to, the Rents and Profits.

(vi)          Lender may, at its option, bring an action in any court of competent jurisdiction to foreclose this instrument or to enforce any of the covenants and agreements hereof.

(vii)         Lender may, at its option, cause this Mortgage to be foreclosed in the manner prescribed by law.

(viii)        All of the remedies of Lender hereunder or otherwise provided by law shall be concurrent and cumulative, and may be exercised together or independently.  Expenses incurred by Lender, including reasonable attorneys’ fees and expenses, shall be additions to the Indebtedness secured hereby.  The rights and powers in this Section shall be irrevocable and shall continue after sale hereunder if Borrower continues to have any redemption rights with respect to the Property (to the extent redemption rights are permitted hereunder).

(ix)           The failure of Lender to exercise its right to accelerate the maturity of the Indebtedness or to exercise any remedies hereunder in any one or more instances, or acceptance by Lender of partial payments, shall not constitute a waiver of any default or extend or affect the grace period, if any, provided herein.  Lender shall continue to have all of its remedies as long as an Event of Default exists.  Acceleration of maturity, once claimed hereunder by Lender, may, at the option of Lender, be rescinded by written acknowledgment to that effect to Borrower by Lender, but the tender and acceptance of partial payments alone shall not in any way affect or rescind such acceleration of maturity, nor extend or affect the grace period, if any.

(x)            No recovery of any judgment by Lender and no levy of an execution under any judgment upon the Property shall affect, in any manner or to any extent, the lien of this Mortgage upon the Property, and any liens, rights, powers and remedies of Lender shall continue unimpaired as before.

(xi)           In exercising the remedies herein described or taking any of the actions which are authorized herein, Lender will be acting solely and exclusively as agent for Borrower in attempting to realize the maximum return from the Property and in attempting to obtain payment to Lender of the amounts which Lender is to receive pursuant to the Note.  The parties acknowledge that in so doing, Lender will not be or be deemed to be an “owner” or “operator” of the Property under any environmental statute, law, regulation or ordinance, and will not be assuming any obligations of Borrower to fully comply with all such statutes, laws, regulations or ordinances, as more particularly described in this Mortgage.  Borrower will specifically defend and indemnify Lender against any such liability, cost, loss or expense.

(xii)          Should Lender cause any of the Property to be sold as personal property, Lender may dispose of any part thereof in any manner now or hereafter permitted by the Uniform Commercial Code of the state of Illinois or in accordance with any other remedy provided by law.  Any such disposition may be conducted by an employee or agent of Lender.  Both Borrower and Lender shall be eligible to purchase any part or all of such property at any such disposition.  Any such disposition may be either public or private as Lender may so elect, subject to the provisions of the Uniform Commercial Code of Illinois.  Expenses of retaking, holding, preparing for sale, selling or the like shall include Lender’s reasonable attorneys’ fees and legal expenses.  Upon such default Borrower, upon demand of Lender, shall assemble such personal property and make it available to Lender at the Real Estate, which Borrower and Lender agree is a place which is deemed reasonably convenient to them.  Lender shall give Borrower at least five (5) days’ prior written notice of the time and place of any public sale or other disposition of such property, or of the time at or after which any private sale or any other intended disposition is to be made, and if such notice is sent to Borrower in the manner notices are sent herein, it shall be deemed to constitute reasonable notice to Borrower.

(xiii)         Should there be a foreclosure sale of the Property or any part thereof which is real property or which Lender has elected to treat as real property, the Lender shall receive the proceeds of said sale out of which Lender shall pay (a) the costs and expenses of foreclosing this Mortgage, and a reasonable attorneys’ fee; (b) to the Borrower, its endorsees or assigns, upon the usual vouchers therefor, any money required to be paid by Borrower under this Mortgage including, without limitation, money advanced for ground rents, taxes, insurance, repairs, judgments upon statutory lien claims and any other advances hereunder and interest thereon at the Default Rate as defined in the Note; (c) the amount unpaid on the Note, together with the interest accrued thereon at the Default Rate, and all charges provided for herein; (d) all the other amounts secured by this Mortgage and (e) the balance of such proceeds, if any, shall be paid to the Borrower.  The purchaser at any foreclosure sale shall not be obliged to look to the application of the proceeds thereof.  If the Lender, at its option, shall set aside any declared acceleration of maturity of the Note, the terms and provisions therein stated and the covenants, terms and conditions in the Note and this Mortgage shall revive and continue with the same force and effect as if such acceleration had not occurred.

(xiv)        The purchaser at any foreclosure sale hereunder may disaffirm any easement granted or rental or lease contract made in violation of any provision of this Mortgage, and may take immediate possession of the Property free from, and despite the terms of, such grant of easement and rental or lease contract.

(xv)         Borrower hereby expressly waives any right which it may have to direct the order in which any of the Property shall be sold in the event of any sale or sales pursuant hereto.

(xvi)        To the extent permitted by law with respect to the Indebtedness or any renewals or extensions thereof, Borrower waives and renounces any and all homestead and exemption rights; the benefit of all valuation and appraisement privileges; any rights under stay or redemption statutes; and any moratoriums under or by virtue of the constitution and laws of the state where the Property is located or of the United States now existing or hereafter enacted.  This waiver includes a waiver of all rights of redemption pursuant to 735 ILCS 5/15-1601b and 735 ILCS 5/15-1602.

27.           Environmental Representations and Warranties of Mortgagor.

(a)           Mortgagor covenants, represents and warrants to Mortgagee that to its actual knowledge:

(i)            The Property is not being used to refine, produce, store, handle, transfer, process or transport Hazardous Material or any pollutant or contaminate as those terms are defined above or in the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C.A. § 9601 (14);

(ii)           Mortgagor shall not in the future use all or any part of the Property for the purpose of refining, producing, storing, handling, transferring, processing, or transporting any pollutants or contaminates or any Hazardous Material or petroleum products in any manner which would result in a release or threatened release which could require response under applicable Environmental Regulations, nor shall Mortgagor permit or suffer any other party to use all or any part of its Property for any purpose forbidden herein.

(iii)          No violation of any Environmental Regulations now exists regarding the Property.

(b)           As used herein, the term “Hazardous Material” means any radioactive, hazardous, or toxic substance, material, waste, chemical, or similar item, the presence of which on the Property, or the discharge, emission, release, or threat of release of which on or from the Property, is prohibited or otherwise regulated by any laws, ordinances, statutes, codes, rules, regulations, orders, and decrees of the United States, the State of, and all local or governmental or regulatory authorities exercising jurisdiction over Mortgagor or the Property, or which require special handling in collection, storage, treatment, or disposal by any such laws or requirements.  The term Hazardous Material includes, but is not limited to, any material, substance, waste or similar item which is now or hereafter defined as a hazardous material, substance or term of similar meaning under the laws of the State of, the Federal Water Pollution Control Act (33 U.S.C. Section 1317), the Federal Resource Conservation and Recovery Act (RCRA) (42 U.S.C. Section 6901, et seq.), the Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and (SARA) (42 U.S.C. Section 9601, et seq.), any rules or regulations adopted by any administrative agency, including, but not limited to, the Environmental Protection Agency, the Department of Transportation, and any similar state or local agency having jurisdiction over the Property or the Hazardous Material, whether or not such rules and regulations have the force of law. The term  “Environmental Regulations” as used herein means any federal, state or local laws, statutes, codes, ordinances, regulations, requirements or rules relating to any environmental matters, including the removal, handling, and disposal of hazardous or toxic waste materials.

28.           Environmental Covenants of Mortgagor.

(a)           Mortgagor shall furnish to the United States Environmental Protection Agency or any lawful authority all information lawfully requested by them with respect to the operations of the Property.  However, nothing herein shall operate to prevent Mortgagor from contesting any such information request by all lawful means.

(b)           Mortgagor shall operate its business on the Property in a careful and prudent manner, and shall require the tenants or occupants to avoid and prevent any “release,” as defined in CERCLA § 9601 (22), of any Hazardous Material on or about the Property into any waters or onto any lands, or air unless such release or disposal is pursuant to and in compliance with all applicable Environmental Regulations.

(c)           Mortgagor shall give written notice to Mortgagee immediately upon Mortgagor’s acquiring knowledge of the presence of any Hazardous Material on the Property or of any Hazardous Material contamination thereon, with a full description thereof.

(d)           Mortgagor shall immediately advise Mortgagee in writing of any notices received by Mortgagor or its agents, contractors, authorized representatives and employees, alleging that the Property contains Hazardous Material or contamination thereof, or that a violation or potential violation of any Environmental Regulation laws, ordinances, rules or regulations exists on or at the Property, or because of actions by Mortgagor, any tenants, or the agents of the same.

(e)           Mortgagor shall immediately advise Mortgagee in writing of all claims made or threatened by any third party against Mortgagor, its agents, contractors, authorized representatives and employees, or the Property relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Material pertaining to the Property.

(f)            Mortgagor shall immediately advise Mortgagee in writing upon Mortgagor’s acquiring knowledge of any discovery by Mortgagor’s agents, contractors, authorized representatives or employees, of any occurrence or condition on the Property or on any real property adjoining or in the vicinity of the Property which does or  could cause the Property to contain Hazardous Material or otherwise be in violation of any Environmental Regulations, or cause the Property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Regulations.

(g)           At any time, and from time to time, during the term of this Mortgage, Mortgagee may notify Mortgagor in writing that it desires a site assessment or environmental audit (“Audit”) of the Property to be made.  At any time thereafter Mortgagor shall cause such an Audit to be made of the Property at Mortgagor’s sole expense.  Such Audit(s) shall be performed in a manner reasonably calculated to confirm and verify compliance with the provisions of this Mortgage.  Mortgagor covenants to reasonably cooperate with the persons conducting the Audit to allow entry and reasonable access to all portions of the Property for the purpose of the Audit, to supply the auditors with all available historical and operational information regarding the Property as may reasonably be requested by the auditors, and to make available for meetings with the auditors appropriate personnel and tenants having knowledge of the matters relevant to the Audit.  Mortgagor covenants to comply, at its own cost and expense, with all recommendations contained in the Audit, including any recommendation for additional testing and studies to detect the presence of Hazardous Material, or to otherwise confirm and verify Mortgagor’s compliance with the provisions of this Mortgage, to the extent required by Mortgagee.

29.           Mortgagor’s Obligations to Remedy Environmental Matters.

(a)           In the event any local governmental authority, any state or the federal government, or any agency of either, including, but not limited to, the United States Environmental Protection Agency, notifies Mortgagor that an investigation is being or will be conducted regarding the Property or that any “removal” or “remedial action” (as these terms are defined in 42 U.S.C. §§ 9601 (23) and (24) (or successor legislation), or any clean-up operations of any kind or nature are necessary to be performed on the Property, or in the event any of such authorities commence, perform or complete any clean-up operation, then Mortgagor shall notify Mortgagee thereof and the Mortgagor shall have the right to contest, by any lawful means, (a) the determination of such governmental authority that such clean-up operation is necessary, (b) the means or methods of clean-up proposed, ordered or undertaken by such governmental authority, (c) the extent of the clean-up proposed, ordered or undertaken by such governmental authority, or (d) any other matter respecting or relating to the clean-up proposed, ordered or undertaken by such governmental authority.  However, prior to Mortgagor’s commencement of such contest Mortgagor shall notify Mortgagee of its intent to contest such items, and Mortgagee shall determine whether such contest may cause sufficient risk to either the environment or the impairment of the Property.  Mortgagor may proceed with such contest pending Mortgagee’s determination, but if Mortgagee determines that it is necessary to insure the protection of environment or the Property during such contest, Mortgagor shall provide to Mortgagee an amount sufficient to perform and complete the work, and to reimburse Mortgagee for any clean-up operations which has been or may be required to be performed.  These funds shall be held in an interest bearing escrow account, with the interest to be accumulated in the account until the work is completed.  In lieu of such a cash deposit, the Mortgagor may provide a bond satisfactory to Mortgagee, or other security as Mortgagee may find satisfactory.

(b)           Mortgagor shall also have the right to seek contribution, indemnity or any other legal right, remedy or recourse which Mortgagor has or may have against any party except Mortgagee or its officers, agents or employees.  Upon the entry of any final, nonappealable judgment (or the execution of a consent decree or other agreement between Mortgagor and such governmental authority) requiring Mortgagor to perform any clean-up operation on the Property, or in the event Mortgagor does not contest the clean-up ordered or undertaken by such governmental authority, then Mortgagor shall begin the clean-up operation and notify Mortgagee of the same, within five (5) days after (i) Mortgagor’s receipt of notice from such governmental authority that such clean-up is required, (ii) the commencement of such clean-up operation by such governmental authority, whichever is earlier, or (iii) the time periods set forth in the judgment, consent decree or other agreement.  Mortgagor shall promptly do the following as appropriate:

(c)           begin performance of the clean-up operation;

(d)           cooperate with any governmental authority conducting any clean-up operation and reimburse said authority for the cost thereof if required by law to do so; and

(e)           fully reimburse any other party in accordance with said final nonappealable judgment for any clean up operation performed as required by law and obtain a release from such party and furnish Mortgagee a copy of such release.

(f)            If Mortgagor fails to remove any Hazardous Material or otherwise comply with the Environmental Regulations, Mortgagee may, after notice to Mortgagor and the expiration of any cure period provided in this Mortgage, declare an Event of Default of this Mortgage and do whatever is necessary to either eliminate such Hazardous Material from the

Property or otherwise cause compliance with the Environmental Regulations, in addition to exercising the other remedies of Mortgagee hereunder for a breach of this Mortgage.  All losses, costs, damages, claims, and expenses incurred by Mortgagee on account of Mortgagor’s failure to perform the obligations described in this Mortgage shall be immediately due and payable with interest thereon at the Default Rate specified in the Note.

(g)           Mortgagor acknowledges that in the event any Hazardous Material is removed from the Property by either Mortgagor or by Mortgagee, the Environmental Protection Agency Generatory Identification Number used on the waste manifest such Hazardous Material shall  be in the name of the Mortgagor, or Mortgagor’s agent (other than Mortgagee), shall assume all of Mortgagee’s potential and actual liability for the removal and disposal of such Hazardous Material.  Mortgagor shall give and hereby grants to Mortgagee, its agents and employees access to the Property, and hereby specifically grants the Mortgagee a license, effective upon expiration of the applicable cure period, if any, to remove such materials in order to comply with Environmental Regulations.  Notwithstanding the foregoing, Mortgagor shall not be in default hereunder, and the Mortgagee shall not have the right to accelerate the Indebtedness, so long as Mortgagor commences the clean-up operation within the time periods set forth above and thereafter diligently prosecutes such clean-up operation to completion.

(h)           In exercising any of the remedies provided herein or taking any of the actions which are authorized herein, Mortgagee will be acting solely and exclusively as agent for Mortgagor in attempting to realize the maximum return from the Property and in attempting to obtain payment to Mortgagee of the amounts which Mortgagee is to receive pursuant to the Note.  The parties acknowledge that in so doing, Mortgagee will not be or be deemed to be an “owner” or “operator” of the Property under any Environmental Regulation, and will not be assuming any obligations of Mortgagor to fully comply with the Environmental Regulations.  Mortgagor  will specifically defend and indemnify Mortgagee against any such liability, cost, loss or expense.

30.           Environmental Indemnification.  Mortgagor hereby agrees to defend, indemnify and hold Mortgagee (including its successors, assigns, employees, contractors, agents, officers and directors) harmless from, any and all actions, loss, liability, damage, cost or expense occasioned by, resulting from, or consequent to any Hazardous Material or Hazardous Material contamination on the Property; any releases or discharges of Hazardous Material from the Property; any manufacturing, treating, storing, maintaining, holding, handling, transporting, spilling, leaking or dumping of Hazardous Material on, from or at the Property; any other violation of Hazardous Material laws, ordinances, rules and regulations; any claim or assertion that any Hazardous Material or Hazardous Material contamination is located on the Property; any claim that any such activities or violations have been, or are being, engaged in on the Property; or any other failure or alleged failure of Mortgagor, Mortgagor’s agents, contractors, authorized representatives or employees, the Property, to comply with the provisions of this Agreement.  This indemnity shall be enforceable notwithstanding any attempts by Mortgagor to exercise due diligence in ascertaining whether or not any of the events outlined above affect the Property.  The loss, liability, damage, cost, or expense which is covered by this indemnity shall include, without limitation, all foreseeable consequential damages; the costs of any required or necessary repair, cleanup or detoxification of the Property, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans;

damage to any natural resources; and all reasonable costs and expenses incurred by Mortgagee in connection with the above, including but not limited to attorneys’ and consultants’ fees.  It is the intent of Mortgagor and Mortgagee that Mortgagee shall have no liability or responsibility for damage or injury to human health, the environment or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to Hazardous Material by virtue of the interest of Mortgagee in the Property created hereby, or as the result of Mortgagee exercising any of its remedies hereunder, including but not limited to Mortgagee’s becoming the owner of the Property by foreclosure or conveyance in lieu of foreclosure.  Any amounts covered by the foregoing indemnification shall be added to the Indebtedness otherwise secured by the Mortgage and shall bear interest from the date incurred at the Default Rate as defined in the Note, and shall be payable on demand and be a part of the Indebtedness secured hereby.  Such expenses shall be reimbursed by Mortgagor to Mortgagee as and when such expenses are incurred, and Mortgagee shall not be required to wait until such losses, costs, damages, liabilities or expenses have been reduced to judgment.

31.           Uniform Commercial Code Security Agreement.  This Mortgage is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Property which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and Mortgagor hereby grants Mortgagee a security interest in said items.  Borrower agrees that Mortgagee may file this Mortgage, or a reproduction thereof, in the real estate records or other appropriate index, as a financing statement for any of the items specified above as part of the Property, and Mortgagor hereby authorizes Mortgagee to do so.  Any reproduction of this Mortgage or of any other security agreement or financing statement shall be sufficient as a financing statement.  In addition, Mortgagor hereby authorizes Mortgagee to prepare and file any and all financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Mortgage in such form as Mortgagee may require, to perfect a security interest with respect to said items in any public offices or records as Mortgagee may determine.  Borrower shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements which Mortgagee may reasonably require.  Without the prior written consent of Mortgagee, Mortgagor shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in said items, including replacements and additions thereto.  Upon Mortgagor’s breach of any covenant or agreement of Mortgagor contained in this Mortgage including the covenants to pay when due all sums secured by this Mortgage, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code and, at Mortgagee’s option, may also invoke the remedies provided in this Mortgage as to such items.  In exercising any of said remedies, Mortgagee may proceed against the items of real property and any items of personal property specified above as part of the Property separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee’s remedies under the Uniform Commercial Code or of the remedies provided in this Mortgage.

32.           Merger.  There shall be no merger of this Mortgage or any other document securing the Note with the fee estate of the Real Estate by reason of the fact that the same party may hold or acquire, directly or indirectly, the Note, this Mortgage or any other document securing the Note and at the same time be the owner of the fee estate of the Property or thereafter acquire the fee estate of the Real Estate, or by reason of the fact that the same party may hold or acquire, directly or indirectly, the fee estate of the Real Estate and at the same time be the owner and holder of the Note, this Mortgage or any other instruments securing the Note or thereafter acquire the Note, this Mortgage or any other instrument securing the Note.

33.           Miscellaneous.

(a)           In the event of a conflict between the terms, covenants and conditions of this Mortgage and those of any other Loan Document, the terms, covenants and conditions of the document which shall enlarge the interest of Mortgagee in the Property, afford the Mortgagee greater financial security in the Property and/or assure payment of the Indebtedness in full, shall control.

(b)           The headings and captions of various paragraphs of this Mortgage are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

(c)           In the event any one or more of the provisions contained in this Mortgage or in the Note or in the Loan Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Mortgage or Note or other Loan Document, but this Mortgage or Note or other Loan Document shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

(d)           This Mortgage, and the rights of enforcement hereunder shall, without regard to the place of contract or payment, be construed and enforced according to the laws of the state where the Property is located.

(e)           Time is of the essence of this Mortgage, and the waiver of the options or obligations secured hereby shall not at any time thereafter be held to be an abandonment of such rights.  Notice of the exercise of any option granted to Mortgagee herein, or in the Note, is not required to be given, except as otherwise provided herein.

(f)            The covenants herein contained are joint and several and shall bind, and the benefits and advantages thereof shall also inure to the benefit of, the respective successors and assigns of the parties.

(g)           Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall include all genders.

34.           Loss of Note.  In the event the Note is mutilated, destroyed, lost or stolen, Mortgagor shall deliver to Mortgagee in substitution therefor a new promissory note containing the same terms and conditions as the Note, with a notation thereon of the unpaid principal and accrued but unpaid interest.  Mortgagor shall be furnished with reasonably satisfactory evidence of the mutilation, destruction, loss or theft of the Note, and also such security of indemnity as may be reasonably requested by Mortgagor.

35.           Waiver of Trial by Jury.  To the extent permitted by law, Mortgagor and Mortgagee hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter arising out of or in any way connected with this Mortgage, and any other loan or security document given in connection herewith, the relationship of Mortgagor and Mortgagee, or Mortgagor’s use and occupancy of the Property.

36.           Illinois Collateral Protection Act.  Pursuant to the requirements of the Illinois Collateral Protection Act, Mortgagor is hereby notified as follows:  Unless Mortgagor provides Mortgagee with notice of the insurance coverage required by this Mortgage, Mortgagee may purchase insurance at Mortgagor’s expense to protect Mortgagee’s interest in the Property.  This insurance may, but need not, protect Mortgagor’s interests.  The coverage that Mortgagee purchases may not pay any claim that Mortgagor may make or any claim that is made against Mortgagor in connection with the Property.  Mortgagor may cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence that Mortgagor has obtained insurance as required by this Mortgage.  If Mortgagee purchases insurance for the Property, Mortgagor will be responsible for the costs of that insurance, including interest and any other charges that Mortgagee may impose in connection with the placement of such insurance, until the effective date of the cancellation or expiration of any such insurance.  Without limitation of any other provision in this Mortgage, the cost of such insurance shall be added to the obligations secured hereby.  The cost of such insurance may be more than the cost of insurance Mortgagor may be able to obtain on its own.

NOW, THEREFORE, if the Note and the interest thereon and the Indebtedness be paid when due and the said agreements be faithfully performed as aforesaid, then these presents, including the lease hereinabove set forth, shall cease and be void, and the Property shall be released at the cost of the Mortgagor.

IN WITNESS WHEREOF, the undersigned has executed this Mortgage or caused this Mortgage to be executed by their duly authorized representatives the day and year first above written.

Mortgagor:	MGP INGREDIENTS, INC., a Kansas corporation

	By:	/s/ Timothy W. Newkirk
	Print Name:	Timothy W. Newkirk
	Print Title:	President & CEO

STATE OF KANSAS	)
) ss.
COUNTY OF ATCHISON	)

I, Marta L. Myers a Notary Public in and for the said County, in the State aforesaid, DO HEREBY CERTIFY that                                  , personally known to me to be the Timothy W. Newkirk of  MGP Ingredients, Inc., a Kansas corporation which is authorized to do business in Illinois, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that as such officer, he signed and delivered the said instrument, pursuant to authority, given by the board of directors of the corporation as his free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal, this 27th day of March, 2009.

/s/ Marta L. Myers
Notary Public

Commission expires:

01/23/2010

Exhibit “A”

Legal Description of Pekin, Illinois Property

Mortgage from MGP Ingredients, Inc. to Cloud L. Cray, Jr.

Real property in the County of Tazewell, State of Illinois, described as follows:

Tract I:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded on page 57 of Plat Book “B”, in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois, and more particularly described as follows:

Commencing at the Northeast corner of said Northeast Quarter of Fractional Section 9; thence South 89 degrees 29 minutes 14 seconds West, along the North line of said Fractional Section 9, a distance of 1,629.48 feet to the place of beginning; thence from said place of beginning South 20 degrees 05 minutes 14 seconds West a distance of 13.41 feet; thence South 86 degrees 48 minutes 22 seconds East a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West a distance of 159.82 feet to the North line of The Quaker Oats Company by deed recorded in Book 2045, page 72, of the Tazewell County Recorder’s Office; thence South 89 degrees 27 minutes 16 seconds West along said North line a distance of 104.33 feet; thence South 00 degrees 56 minutes 03 seconds West along the West line of The Quaker Oats Company property as described in aforementioned deed, a distance of 253.00 feet to the South line of The American Distilling Company property; thence South 89 degrees 27 minutes 16 seconds West along the South line of The American Distilling property, a distance of 850.76 feet to the Southeast corner of a parcel conveyed by The American Distilling Company to Pekin River and Warehouse Terminal, Inc. by deed recorded in Book 2351, page 208, of the Tazewell County Recorder’s Office; thence North 25 degrees 40 minutes 22 seconds West along Easterly line of said parcel, a distance of 371.70 feet, thence North 00 degrees 02 minutes 54 seconds West along Easterly line of said parcel, a distance of 106.63 feet to the South line of said Fractional Section 4; thence continuing North 00 degrees 02 minutes 54 seconds along Easterly line of said parcel 77.64 feet to the Northerly corner of Pekin River and Warehouse Terminal Inc. property, and also being a point on the Northwesterly line of Lot 8 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 46 degrees 59 minutes 11 seconds East along the Northwesterly line, of said Lot 8 a distance of 1,110.92 feet; thence South 43 degrees 00 minutes 54 seconds East a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, a distance of 276.07 feet; thence South 69 degrees 54 minutes 46 seconds East, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, a distance of 182.59 feet to the place of beginning; situate, lying and being in the County of Tazewell and State of Illinois.

Tract II:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded in page 57 of Plat Book “B” in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois and more particularly described as follows:

Commencing at the Southeast corner of the Southeast Quarter of said Fractional Section 4; thence South 89 degrees 29 minutes 14 seconds West, along the South line of the Southeast Quarter of said Fractional Section 4, a distance of 1,020.92 feet to a concrete monument being the Place of Beginning for the Tract herein being described; thence North 37 degrees 03 minutes 04 seconds East a distance of 1,013.11 feet; thence North 57 degrees 55 minutes West a distance of 292.65 feet to the Northwesterly right-of-way line of South Front Street; thence North 29 degrees 56 minutes 48 seconds East, along the Northeasterly right-of-way line of South Front Street, a distance of 481.39 feet to a concrete monument; thence North 46 degrees 54 minutes 36 seconds West a distance of 263.31 feet to a point on the Northeasterly line of Lot 6 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 24 degrees 46 minutes 48 seconds West, along the Northeasterly line of said Lot 6 a distance of 35.6 feet; thence North 87 degrees 04 minutes 48 seconds West a distance of 214.55 feet to a point on the Northwesterly line of said Lot 6; said point being 200 feet from the Northerly corner of said Lot 6; thence South 46 degrees 59 minutes 11 seconds West, along the Northwesterly line of said Lot 6 and Lot 8 as recorded in Plat Book “B”, page 57 of the Tazewell County Recorder’s Office, a distance of 1,146.23 feet to the Northerly corner of Tract I previously described; thence South 43 degrees 00 minutes 54 seconds East, along said Tract I, a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, along said Tract I, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, along said Tract I, a distance of 276.97 feet; thence South 69 degrees 54 minutes 46 seconds East, along said Tract I, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, along said Tract I, a distance of 196.00 feet; thence South 86 degrees 48 minutes 22 seconds East, along said Tract I, a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West, along said Tract I, a distance of 159.82 feet to the property line of Quaker Oats Company; thence North 89 degrees 27 minutes 16 seconds East, along said property line a distance of 345.67 feet; thence North 00 degrees 56 minutes 03 seconds East, along said property line, a distance of 189.47 feet of the Place of Beginning; situate, lying and being in the County of Tazewell and State of Illinois.